EXHIBIT 10.15 TO ANNUAL REPORT OF SPECTRASCIENCE, INC. ON
                FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1996

                               SEVERANCE AGREEMENT

         THIS AGREEMENT made as of the 26th day of November, 1996, by and between SpectraScience, Inc., a Minnesota corporation with its principal offices at 3650 Annapolis Lane, Suite 101, Minneapolis, MN 55447-5434 (the "Company") and Brian T. McMahon, residing at 2210 Plymouth Road South, #305, Minnetonka, MN 55305 (the "Executive").

         WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

         WHEREAS, the Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of the Company; and

         WHEREAS, the Company, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of the Executive in the performance of the Executive's duties to the detriment of the Company and its shareholders; and

         WHEREAS, Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide income security if the Executive's employment is terminated under certain terms and conditions; and

         WHEREAS, it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control.

         NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until such time as the Company notifies the Executive of termination of the Agreement. Notwithstanding the preceding sentence, if a Change in Control occurs, this Agreement shall continue in effect for a period of 36 months from the date of the occurrence of a Change in Control.

         2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control which would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement including, without limitation, if:

                  (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; provided however, that a certain merger with a company, cMore Inc., discussions of which is in progress, is specifically excluded from this Agreement, provided the Company is the surviving entity of the resultant merger;

                  (b) There ceases to be a majority of the Board of Directors comprised of individuals described in (c) below:

                  (c) For purposes of this Section 2 "Board of Directors" shall mean: (A) individuals who on the date hereof constituted the Board of the Company, and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

                  (d) Approval by shareholders of the Company if required, or if not required, the approval by the Board of Directors, of:

                           (i) a merger, consolidation, or reorganization
                  involving the Company where the company is not the surviving company;

                           (ii) a complete liquidation or dissolution of the
                  Company;

                           (iii) an Agreement for the sale or other disposition
                  of all or substantially all of the assets of the Company to any other party (other than a transfer to a subsidiary of the Company);

         in any such cases, which transaction is actually consummated.

                  (e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or
         (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.


         3. Termination Following Change in Control. If a Change in Control shall have occurred during the term of this Agreement, Executive shall be entitled to the benefits provided in subsection 4(d) unless such termination is
(A) because of Executive's death or Retirement; (B) by the Company for Cause or Disability; or (C) by Executive other than for Good Reason.

                  (a) Disability; Retirement. If, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of Executive's duties with the Company for six consecutive months, and within 30 days after written Notice of Termination is given the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate Executive's employment for "Disability". Any question as to the existence of Executive's Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive's immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement. Termination by the Company or Executive of Executive's employment based on "Retirement" shall mean termination with a normal retirement pension in accordance with the SpectraScience, Inc. Savings and Retirement Plan.

                  (b) Cause. Termination by the Company of Executive's employment for "Cause" shall mean termination upon the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct.

                  (c) Good Reason. Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following:

                           (i) the assignment to Executive of any duties
                  inconsistent with Executive's status or position with the Company, or a substantial alteration in the nature or status of Executive's responsibilities from those in effect at any time within 6 months preceding the Change in Control or at anytime thereafter;

                           (ii) a reduction by the Company in Executive's annual
                  compensation in effect at any time within 6 months preceding a Change in Control or at anytime thereafter;

                           (iii) the relocation of the Company's principal
                  executive offices to a location more than fifty miles from Minneapolis, Minnesota or the Company requiring Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with Executive's prior business travel obligation;

                           (iv) the failure by the Company to continue to
                  provide Executive with benefits at least as favorable to those enjoyed by Executive under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, stock options, or savings plans in which Executive was participating at any time within 6 months preceding the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control; provided, however, that the Company may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled upon termination;

                           (v) the failure of the Company to obtain a
                  satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6;

                           (vi) any purported termination of Executive's
                  employment which is not made pursuant to Notice of Termination satisfying the requirements of subsection (e) below; for purposes of this Agreement, no such purported termination shall be effective;

                           (vii) any material breach by the Company of any
                  provision of this Agreement;

                           (viii) the insolvency or the filing (by any party
                  including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within 60 days;

                           (ix) any event or condition described in this Section
                  3(c)(i) through (viii) that occurs prior to a Change in Control but which the Executive reasonably demonstrates either was at the request of a Third Party or otherwise arose in connection with, or in anticipation of, a Change in Control that actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

                  (d) Voluntary Termination Deemed Good Reason. Not withstanding anything herein to the contrary, if the Change in Control arises from a transaction or series of transactions which are not authorized, recommended or approved by formal action taken by the Board of Directors as defined in Section 2(c) of this Agreement, Executive may voluntarily terminate his employment for any reason following a Change in Control, and such termination shall be deemed "Good Reason" for all purposes of this Agreement.

                  (e) Notice of Termination. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of Executive's employment.

                  (f) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean:

                           (i) if Executive's employment is terminated for
                  Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30 day period); and

                           (ii) if Executive's employment is terminated pursuant
                  to subsections (b), (c) or (d) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection (b) above shall not be less than 10 days, and in the case of a termination pursuant to subsection (c) or (d) above shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given).

                  (g) Dispute of Termination. If, within 10 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

         4. Compensation Upon Termination or During Disability. Following a Change in Control of the Company, as defined in subsection 2(a), upon termination of Executive's employment or during a period of Disability, Executive shall be entitled to the following benefits:

                  (a) During any period that Executive fails to perform full-time duties with the Company as a result of a Disability, the Company shall pay Executive the full compensation of the Executive in effect at the commencement of any such period, until such time as the Executive is determined to be eligible for long term disability benefits in accordance with the Company's insurance programs then in effect.

                  (b) If Executive's employment shall be terminated by the Company for Cause or by Executive other than for Good Reason, Disability or Retirement, the Company shall pay to Executive his full base salary through the Date of Termination at the Rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to Executive under this Agreement.

                  (c) If Executive's employment shall be terminated by the Company or by Executive for Disability or Retirement, or by reason of death, the Company shall immediately commence payment to the Executive (or Executive's designated beneficiaries or estate, if no beneficiary is designated) of any and all benefits to which the Executive is entitled under the Company's retirement and insurance programs then in effect.

                  (d) If Executive's employment shall be terminated (A) by the Company other than for Cause, Retirement, or Disability; or (B) by Executive for Good Reason; then Executive shall be entitled to the benefits provided below:

                           (i) The Company shall pay Executive the Executive's
                  full compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given.

                           (ii) In lieu of any further salary payments for
                  periods subsequent to the Date of Termination, the Company shall pay a severance payment (the "Severance Payment") equal to two years of the Executive's full compensation as defined below. For purposes of this Section 4, compensation shall mean and include (A) every type and form of compensation paid to Executive by the Company (or any corporation ("Affiliate") affiliated with the Company within the meaning of section 1504 of the Internal Revenue Code of 1986, as may be amended from time to time (the "Code")); (B) such compensation is includible in Executive's gross income for federal income tax purposes, but excluding compensation income recognized as a result of the grant of restricted stock or other share grants, or the exercise of stock options or sale of the stock so acquired and (C) the highest rate of compensation in effect at any time within six months prior to the Change in Control or within six months prior to the Date of Termination. The Severance Payment shall be made in a single lump sum within 30 days after the Date of Termination.

                           (iii) For a period of 18 months after the Date of
                  Termination, the Company shall arrange to provide at its sole expense Executive with life, accident and health and dental insurance benefits substantially similar to those which the Executive is receiving or entitled to receive immediately prior to the Notice of Termination. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by Executive pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be reported to the Company.

                           (iv) For a period ending on the earlier of twelve
                  months from the Executive's Date of Termination and the date on which the Executive obtains subsequent full time employment, the Company shall make available to the Executive such outplacement services that are generally consistent with the Executive's status or position.

                           (v) The Company shall ensure that the Executive
                  continues to have complete coverage for fiduciary, liability insurance, and directors and officers insurance for a period of six years after a Change in Control; and will indemnify the Executive of any losses that might result from actions taken in good faith before the Date of Termination.

                           (vi) Except to the extent such payment would
                  constitute a "parachute payment" within the meaning of Section 280G(b) (2) of the Code as determined under paragraph (v) below, the Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                           (vii) The Severance Payment shall be reduced and
                  offset by the amount of any payment received or to be received by Executive in connection with the termination of employment pursuant to the provisions of any Company policy on severance or any successor to such policy. If, in the opinion of tax counsel selected by the Company and acceptable to Executive, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b) (2) of the Code exceeds the amount that is deductible by the Company by reason of Section 280G, and in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b) (3) of the Code are not reasonable compensation for services actually rendered or to be rendered, within the meaning of
                  Section 280G(b) (4) of the Code, the Severance Payment shall be reduced by the excess of the aggregate "parachute payments" to be paid to or for the Executive over the aggregate "parachute payments" that would be paid to or for the Executive without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Sections 280G(d) (3) and (4) of the Code.

                           (viii) If it is established pursuant to a final
                  determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this subsection (d), the aggregate "parachute payments" paid to or for Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by the Company or its Affiliates by reason of Section 280G of the Code, then Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (A) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that would have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code; and (B) interest on the amount set forth in clause (A) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such excess until the date of such payment.

                  (e) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 4.

                  (f) Executive shall be entitled to receive all benefits payable to the Executive under the SpectraScience, Inc. Savings and Retirement Plan, or any successor of such Plan and any other plan or agreement relating to retirement benefits, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4.

                  (g) Executive shall be entitled to exercise all rights and to receive all benefits accruing to Executive under any and all Company stock purchase, restricted stock grant and stock option plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4. In addition, all of Executive's outstanding but unvested options shall vest immediately prior to a Change in Control.

         5. Funding of Payments. In order to assure the performance of the Company or its successor of its obligations under this Agreement, the Company may deposit in trust an amount equal to the maximum payment that will be due the Executive under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to the Executive (or the Executive's legal representative, as the case may be) the amount to which the Executive shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to the Company. If the Company deposits funds in trust, payment shall be made no later than the occurrence of a Change in Control. If and to the extent there are not amounts in trust sufficient to pay Executive under this Agreement, the Company shall remain liable for any and all payments due to Executive. In accordance with the terms of such trust, at all times during the term of this Agreement, Executive shall have no rights, other than as an unsecured general creditor of the Company, to any amounts held in trust and all trust assets shall be general assets of the Company and subject to the claims of creditors of the Company. Failure of the Company to establish or fully fund such trust shall not be deemed a revocation or termination of this Agreement by the Company.

         6. Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representative, successors, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

         7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


SPECTRASCIENCE, Inc.                                 AGREED TO AND ACCEPTED:




_________________________________                    ___________________________
Henry Holterman, Director                            Brian T. McMahon
                                                     President and CEO



_________________________________
Nathaniel Thayer, Director